Exhibit 99.0

BAY BANKS OF VIRGINIA, INC.

DIVIDEND REINVESTMENT PLAN

The Dividend Reinvestment Plan (the “Plan”) of Bay Banks of Virginia, Inc. (the “Company”) described herein provides holders of the Company’s common stock, par value $5.00 per share (“Common Stock”), with a simple and convenient method of investing cash dividends in additional shares of Common Stock without payment of any brokerage commission or service charge.

Section 1. Administration of the Plan

The administrator of the Plan (“Plan Administrator”) shall be Registrar and Transfer Company or such other financial institution as shall be selected by the Board of Directors of the Company. The Plan Administrator shall administer the Plan for participants, keep records, send statements of account to participants pursuant to Section 6 hereof and perform other duties relating to the Plan. The Plan Administrator will act in the capacity of agent for the participants.

Section 2. Eligibility to Participate

All holders of record of shares of Common Stock are eligible to participate in the Plan. An eligible shareholder of the Company may join the Plan at any time by signing an authorization card (“Authorization Card”) and returning it to the Plan Administrator.

Section 3. Participation in the Plan

All Authorization Cards shall be in a form satisfactory to the Company and the Plan Administrator and must be received by the Plan Administrator for any participant not later than the record date of the first dividend to be invested in Common Stock for such participant pursuant to the Plan.

Section 4. Payment and Reinvestment of Cash Dividends

As and when cash dividends are paid on the Common Stock, the Company will promptly pay to the Plan Administrator all dividends payable on shares of Common Stock owned by participants in the Plan (including all shares credited to participants’ accounts), less taxes withheld, if any. The Plan Administrator shall credit such dividends to the accounts of the respective participants (on the basis of such shares owned by each participant on the most recent dividend record date). A participant may reinvest all or a portion (75%, 50% or 25%) of the cash dividends paid on such shares. If a participant selects a partial dividend reinvestment, the balance of the cash dividends on the shares will be sent to the participant by check or, if authorized by the participant, direct deposited in a designated Bank of Lancaster account or an account with another financial institution designated by the participant. A participant may change his dividend reinvestment election at any time by notifying the Plan Administrator prior to the record date for a particular dividend. Dividends on shares held in a participant’s Plan account will be reinvested in accordance with the reinvestment option, if any, chosen by the participant.

The Plan Administrator shall (x) on each dividend payment date which occurs in an Original Issuance Quarter, reinvest all or a portion of such dividends by purchasing from the Company unissued shares of Common Stock or (y) on each dividend payment date which occurs in a Market Purchase Quarter or as soon after such dividend payment date as shall be practicable, cause such dividends (or a portion thereof) to be used to purchase shares of Common Stock in the market pursuant to the procedures described in Section 19(c) hereof. The number of shares of Common Stock purchased for each participant with reinvested dividends shall be computed (to four decimal places) by dividing (a) all or a portion of the dividends credited to the participant’s account, depending on whether a partial reinvestment election is made, by (b) the purchase price described in Section 5 hereof.

Section 5. Purchases

(a) Purchases of shares of Common Stock will be made on the relevant dividend payment date or, in the case of open market purchases, as soon thereafter as shall be practicable. Participants will become owners of the shares purchased for them under the Plan on the date on which such shares are purchased.

(b) The purchase prices of shares purchased under the Plan shall be as follows:

In an Original Issuance Quarter, the purchase price shall be the “Market Price” of the Common Stock on the relevant dividend payment date. In an Original Issuance Quarter, the “Market Price” shall be the average sales price of round lots of the Common Stock traded on three business days immediately prior to the dividend payment date, provided however, that if no round lots are traded on the three consecutive business days immediately prior to such date, round lots traded on the date(s) closest and previous to the dividend payment date will be used to establish the Market Price. However, notwithstanding the foregoing, if the Common Stock is traded on the NASDAQ Global or Capital Market, the Market Price shall be the closing sales price per share of the Common Stock as quoted on such market. A “business day” is a day on which a closing sales price per share for the Common Stock is quoted on the OTC Bulletin Board, or the NASDAQ Global or Capital Market.

In a Market Purchase Quarter, the purchase price shall be the weighted average purchase price during such Market Purchase Quarter of the Common Stock purchased with all such dividends.

(c) The number of shares that will be purchased for each participant will depend on the amount of the participant’s reinvestment and the purchase price. Each participant’s account will be credited with that number of shares (including fractions computed to four decimal places) equal to the total amount to be invested divided by the applicable purchase price (also computed to four decimal places).

(d) The Board of Directors of the Company shall reserve a sufficient number of shares of Common Stock for issuance pursuant to the Plan.

Section 6. Reports to Participants

Each participant in the Plan shall receive a statement of account after each purchase. The statement will set forth the amount of the most recent reinvestment, the number of shares purchased, the price per share, and the total number of shares held in the participant’s account. These statements are a participant’s record of the costs of his purchases and should be retained for income tax purposes. In addition, each participant shall receive copies of other communications sent to holders of shares of Common Stock and Internal Revenue Service information for reporting dividend income received.

Section 7. Certificates for Shares

(a) Shares of Common Stock purchased under the Plan for the accounts of participants shall be registered in the name of the Plan Administrator or its nominee and shall not be issued to participants until a written request is sent to the Plan Administrator.

(b) Certificates for any number of whole shares credited to an account under the Plan will be issued at any time upon the written request of a participant to the Plan Administrator. Any remaining full shares and fractions of a share will continue to be credited to the participant’s account. All shares purchased will be held in book entry form by the Plan Administrator for the benefit of the participants.

(c) Certificates for fractions of shares will not be issued under any circumstances.

Section 8. Pledge or Assignment of Shares

Shares credited to the account of a participant (those registered in the name of the Plan Administrator or its nominee) may not be pledged or assigned and any such purported pledge or assignment will be void.

Section 9. Disposition of Shares

If a participant disposes of Common Stock registered in his or her name, or in broker or nominee name, the dividends on shares previously credited to his or her account under the Plan will continue to be reinvested until the participant withdraws from the Plan pursuant to Section 10 herein.

Section 10. Withdrawal; Termination of Participation; Sale of Shares

(a) A participant may withdraw from the Plan by sending a written withdrawal notice to the Plan Administrator, which notice must be received prior to the applicable dividend record date in order to apply with respect to the reinvestment of dividends on the dividend payment date immediately following such dividend record date. When a participant withdraws from the Plan, or upon termination of the participant’s participation in the Plan or termination of the Plan by the Company, certificates for whole shares credited to the participant’s account under the Plan will be issued and a cash payment will be made for any fraction of a share based on the Market Price of the Common Stock.

(b) A participant may request that all or any number of the whole shares credited to his account in the Plan be sold, either in connection with the participant’s withdrawal from the Plan or otherwise. If a participant makes such a request, the sale shall be made for the participant by the Plan Administrator as soon as practicable after the request is received. The participant shall receive the proceeds from such sale, less related brokerage fees or commissions and less any applicable transfer taxes. A Medallion Signature Guarantee is required for sale requests of $10,000 or higher.

Because the Plan Administrator will sell the shares of Common Stock on behalf of the Plan, neither the Company nor any participant in the Plan has the authority or power to control the timing or pricing of shares sold or the selection of the broker making the sales. Therefore, a participant will not be able to precisely time any sales through the Plan, and will bear the market risk associated with fluctuation in the price of the Common Stock. In addition, a participant will not earn interest on a sales transaction.

(c) The Plan Administrator may terminate a participant’s participation in the Plan upon mailing a notice of intention to terminate to the participant at his or her address as it appears in the Plan Administrator’s records. The Company reserves the right to terminate any participant’s participation in the Plan at any time for any reason, including, without limitation, arbitrage-related activities, transactional profit activities and excessive re-enrollments.

(d) When a participant withdraws from the Plan, a cash adjustment representing any fraction of a share credited to the participant’s account will be mailed directly to the participant. The cash payment will be based on the Market Price of the Common Stock.

(e) A shareholder may re-enter the Plan by following the procedures applicable for initial enrollment in the Plan. However, the Company reserves the right to reject any Authorization Card from a previous participant in the event of excessive enrollments and withdrawals or in the event that such participant’s previous participation was terminated by the Company for any reason.

(f) For the purposes of this Section 10 only, the term “Market Price” shall mean the average sales price of round lots of the Common Stock traded on the trading day prior to the effective date of termination or withdrawal, as the case may be, provided however, that if no round lots are traded on such trading day, round lots traded on the date closest and previous to such trading day will be used to establish the Market Price. However, notwithstanding the foregoing, if the Common Stock is traded on the NASDAQ Global or Capital Market, the Market Price shall be the closing sales price per share of the Common Stock as quoted on such market.

Section 11. Non-Cash Dividends and Stock Splits

Any stock dividends or split shares distributed by the Company on shares credited to the account of a participant under the Plan will be added to the participant’s account. Stock dividends or split shares distributed on shares registered in the name of a participant will be mailed directly to the participant in the same manner as to shareholders who are not participating in the Plan.

Section 12. Voting Rights

(a) For each meeting of shareholders, a participant shall receive a proxy card which will enable the participant to vote all whole shares owned (those held by the Plan Administrator for the participant and those held outside the Plan in any manner). If the proxy card is returned properly signed and marked for voting, all such shares shall be voted in accordance with the instructions given by the participant.

(b) If no instructions are received on a properly signed and returned proxy card with respect to any item thereon, all of a participant’s whole shares (those registered outside the Plan and those credited to his Plan account) will be voted in accordance with the recommendations of the Company’s Board of Directors. If the proxy card is not returned or if it is returned unsigned, none of the shares will be voted unless the participant votes in person.

Section 13. Foreign Shareholders

In the case of a foreign shareholder whose dividends are subject to federal income tax withholding, the amount of tax required to be withheld will be deducted from the amount of cash dividends to determine the amount of dividends to be reinvested.

Section 14. Modification and Termination of Plan

The Company, through its Board of Directors, reserves the right to suspend, modify or terminate the Plan, or the participation in the Plan by any participant, at any time. All participants affected by such action shall receive notice of any such suspension, modification or termination.

Section 15. Fees and Commissions

Except as described in Section 10, the Company shall pay all fees and brokerage commissions in connection with the Plan.

Section 16. Interpretation

The Plan shall be interpreted and regulated by the Company. All such interpretations and regulations shall be conclusive.

Section 17. No Liability

In administering the Plan, the Company and the Plan Administrator (including all of their officers, directors, employees and agents) will not be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon such participant’s death prior to receipt of notice in writing of such death and any claim of liability with respect to the prices at which shares are purchased for participants’ accounts or the time such purchases are made.

Section 18. Termination or Resignation of Plan Administrator; Status

The Company may terminate the Plan Administrator’s services under the Plan upon 30 days prior written notice to the Plan Administrator. The Plan Administrator may resign upon 90 days prior written notice to the Company.

Section 19. Original Issuance Quarter and Market Purchase Quarter; Market Purchases

(a) Each calendar quarter shall either be deemed to be an “Original Issuance Quarter” or a “Market Purchase Quarter”. A calendar quarter shall be deemed to be a Market Purchase Quarter only if the Company’s Board of Directors determines, prior to the commencement of such quarter, that purchases of shares of Common Stock during such quarter under this Plan shall be made on the market. A calendar quarter shall be deemed to be an Original Issuance Quarter if either (i) the Company’s Board of Directors determines, prior to the commencement of such quarter, that purchases of shares of Common Stock during such quarter under this Plan shall be made from the Company or (ii) the Board fails to make any determination, prior to the commencement of such quarter, as to whether purchases of shares of Common Stock during such quarter under this Plan shall be made from the Company or shall be made on the market. Any such determination shall be within the absolute discretion of the Board of Directors of the Company.

(b) All purchases of shares of Common Stock made under this Plan during an Original Issuance Quarter shall be made directly from the Company. Shares of Common Stock thus purchased shall be authorized but unissued shares of Common Stock.

(c) All purchases of shares of Common Stock made under the Plan during a Market Purchase Quarter shall be made by means of open market purchases on a national securities exchange or market, in the over-the-counter market or through negotiated transactions. Such purchases shall be subject to such terms with respect to price, delivery and similar factors as the Plan Administrator may determine. Neither the Company nor any affiliate of the Company nor any participant shall have any authority or power to direct the time or price at which shares of Common Stock may be purchased.

(d) If, during a Market Purchase Quarter, the Plan Administrator is unable to purchase the full number of shares of Common Stock required to be purchased under this Plan, the Plan Administrator shall equitably allocate among the participants the shares actually purchased during such quarter and the dividend payments which could not be invested during such quarter.

Section 20. Governing Law

The terms, conditions and operation of the Plan shall be governed by the laws of the Commonwealth of Virginia.